Exhibit 99.1

Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
26 North Cedar Street	180 Old York Road
Lititz, PA 17543-7000	Jenkintown, PA 19046

NEWS RELEASE

SUSQUEHANNA BANCSHARES CONTACTS:	ABINGTON BANCORP CONTACT:
INVESTOR RELATIONS:	Robert W. White
Abram G. Koser, Vice President Investor Relations	Chairman, President & CEO
(717) 625-6305, ir@susquehanna.net	(215) 886-8280

MEDIA:

Stephen Trapnell, Corporate Communications Manager

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc. to Acquire Abington Bancorp, Inc.

Combined Bank to Serve Strong Demographic Region in Greater Philadelphia Area,

Offering Customers Increased Resources & Financial Management Services

FOR IMMEDIATE RELEASE: LITITZ, PA, and JENKINTOWN, PA, January 26, 2011: Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) and Abington Bancorp, Inc. (Abington) (NASDAQ: ABBC) announced the signing of a definitive agreement under which Susquehanna will acquire all outstanding shares of common stock of Abington in a stock-for-stock transaction.

The transaction, with an approximate total value of $273 million, is expected to be completed in the third quarter of 2011. Under terms of the agreement, Abington shareholders will receive 1.32 shares of Susquehanna common stock for each share of Abington common stock. Based on closing prices of Susquehanna’s and Abington’s common stock on January 25, 2011, this represents a price of $13.04 per Abington share, a premium of 13.8% over Abington’s closing price. Based on the average closing price of Susquehanna’s common stock for the five-day period ended January 25, 2011, this would represent a price of $13.16 per Abington share, a premium of 14.8% over Abington’s closing price on January 25, 2011.

The combined company will have approximately $15 billion in assets, including $10 billion in loans, and $10 billion in deposits. Abington Bank’s 20 branches in the suburban counties surrounding Philadelphia will join Susquehanna Bank’s network of 221 branches in Pennsylvania, New Jersey, Maryland and West Virginia. Susquehanna does not anticipate closing any of Abington’s branches.

“We are pleased and excited to welcome Abington to the Susquehanna family. We expect that the combination of these two companies will yield expanded services for customers and enhanced opportunities for growth and earnings for shareholders,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna. “Like Susquehanna, Abington has built a reputation for exceptional customer service, and the locations of Abington’s bank branches provide a natural extension of Susquehanna’s network in the greater Philadelphia area. We believe that together we can provide customers of those offices with a broader array of banking services, including expanded commercial lending capabilities. In addition, we anticipate that the investment management expertise provided by Susquehanna’s wealth management subsidiaries in Montgomery County will be a valuable local resource for Abington customers.”

Robert W. White, Chairman, President and Chief Executive Officer of Abington, said, “We are pleased to join forces with Susquehanna and their strong management team. We believe that by adding our franchise with its strong demographics to Susquehanna, we will benefit our shareholders, customers, employees and the communities we serve. We are excited about the potential represented by our combined operations and look forward to joining the Susquehanna family.”

Reuter said, “We believe that we have identified opportunities to improve the margin at Abington through increased commercial lending and an enhanced deposit mix, and we also expect to grow non-interest income. As a result of this transaction, Susquehanna will have additional capital to proactively pursue opportunities for growth through increased lending in the greater Philadelphia area and throughout our market territory, and for capital management initiatives. Susquehanna and Abington are both rooted in the ideals of community banking, and we look forward to building on this legacy as we move forward together.”

Upon completion of the transaction, White will be appointed to the Susquehanna board and will join the leadership team of Susquehanna Bank’s Delaware Valley Division, which encompasses eastern Pennsylvania and southern New Jersey.

Susquehanna expects the internal rate of return of this transaction to exceed 19%, based on annual cost savings of approximately $8 million, residual credit losses of $31 million, and one-time merger-related expenses of approximately $21 million. While the transaction is projected to be neutral to 2012 earnings per share, it is expected to add approximately $95 million or 100 basis points to Susquehanna’s Tier I common capital position. Ultimate earnings accretion will be driven by how Susquehanna deploys the excess capital. The boards of directors of both Susquehanna and Abington have approved the transaction. Completion of the transaction is subject to customary closing conditions, including regulatory approvals and the approval of shareholders of both companies.

Certain company information regarding Abington and Susquehanna is set forth below.

Company Data (as of 12/31/2010):	Abington	Susquehanna
Assets	$1.2 billion	$14 billion
Deposits	$0.9 billion	$9.2 billion
Loans	$0.7 billion	$9.6 billion
Total Equity	$0.2 billion	$2.0 billion
Offices	20	221

Susquehanna was advised in this transaction by J.P. Morgan Securities LLC. as financial advisor and Morgan, Lewis & Bockius LLP as legal counsel. Abington was advised by Keefe, Bruyette & Woods as financial advisor and Elias, Matz, Tiernan & Herrick LLP as legal counsel.

Conference Call: Thursday, January 27, 11 a.m. EST

Susquehanna’s executive leadership will conduct a webcast to discuss the acquisition, as well as the company’s fourth quarter and full year 2010 financial results, on Thursday, January 27, 2011, at 11 a.m. Eastern Standard Time. The conference call may include forward-looking information and financial goals. Investors and interested parties will have the opportunity to listen to the conference call through a live broadcast on Susquehanna’s Web site. The event may be accessed by selecting “Investor Relations” near the top right of the home page, then “Overview,” and clicking on the webcast link. To listen to the live call, please go to the Web site at least 15 minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available on the Web site shortly after the call concludes.

About Susquehanna Bancshares, Inc.

Susquehanna is a financial services holding company with assets of approximately $14 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at 221 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

About Abington Bancorp, Inc.

Abington Bancorp Inc. is the holding company for Abington Bank, with assets of approximately $1.2 billion. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania, as well as twelve additional full-service branch offices and seven limited-service banking offices located in Montgomery, Bucks and Delaware counties, Pennsylvania.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s and Abington’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the transaction, the timing and success of business plans and integration efforts once the transaction is complete, Susquehanna’s ability to expand its services and realize growth and efficiencies through the acquisition of Abington, Susquehanna’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Susquehanna’s earnings and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Susquehanna and Abington or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met, Susquehanna’s ability to integrate Abington as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Susquehanna nor Abington undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Susquehanna and Abington with the Securities and Exchange Commission (“SEC”), including Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2009, and Abington’s Annual Report on Form 10-K for the year ended December 31, 2009.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Susquehanna and Abington intend to file with the SEC a joint proxy statement/prospectus and other relevant materials in connection with the merger. The joint proxy statement/prospectus will be mailed to the shareholders of Susquehanna and Abington. Investors and security holders of Susquehanna and Abington are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Abington, Susquehanna and the merger.

In connection with the proposed merger, Susquehanna will file a registration statement on Form S-4 with the SEC. The registration statement will include the joint proxy statement for Susquehanna and Abington, which will also constitute a prospectus of Susquehanna. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Susquehanna or Abington with the SEC, may be obtained free of charge at the SEC’s Web site at http://www.sec.gov/. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Abington by contacting Frank Kovalcheck, Abington Bancorp, Inc., 180 Old York Road, Jenkintown, PA 19046, telephone: 215-886-8280 or from Abington’s Web site at http://www.abingtonbankonline.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Susquehanna by contacting Abram G. Koser, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, telephone: 717-626-4721.

Susquehanna, Abington and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from shareholders of Susquehanna and Abington in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Susquehanna and Abington in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Susquehanna in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its definitive proxy statement filed with the SEC on March 26, 2010. You can find information about Abington’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its definitive proxy statement filed with the SEC on April 16, 2010.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

# # #